Exhibit 10.1

UNITIL CORPORATION INCENTIVE PLAN

(amended and restated as of January 26, 2015)

The purpose of the Unitil Corporation Incentive Plan (the “Plan”) is to provide employees of Unitil Corporation and its subsidiaries identified on Exhibit A attached hereto (collectively, the “Corporation”) with significant incentives related to the performance of the Corporation and thereby to motivate them to maximize their efforts on the Corporation’s behalf. The Plan is further intended to provide the Corporation’s employees with competitive levels of total compensation when considered with their base salaries.

I.	PARTICIPATION

All employees of the Corporation who are not selected by the Compensation Committee (the “Committee”) of the Corporation’s Board of Directors (the “Board”) to participate in the Unitil Corporation Management Incentive Plan shall participate in the Plan (each such participating employee, a “Participant”); provided, however, that employees of the Corporation whose employment is covered by a collective bargaining agreement in effect between the Corporation and a union shall not participate in the Plan unless the participation of such employees is provided for under the terms of such collective bargaining agreement.

II.	TARGET INCENTIVE AWARD

The Committee shall establish an individual targeted award (the “Target Incentive Award”) under the Plan for each Participant for each Performance Period (as such term is used below), expressed as a percentage of the Participant’s base salary (prior to reduction under the Corporation’s 401(k) retirement plan or cafeteria plan, “Base Salary”) earned during the applicable Performance Period. The Target Incentive Awards for all Participants for the applicable Performance Period shall be documented.

III.	PERFORMANCE PERIOD

The Performance Period is the period during which performance will be measured for determining the amounts of Participants’ awards under the Plan (“Incentive Awards”). The Performance Period for the Plan shall be the calendar year.

IV.	PERFORMANCE OBJECTIVES

Prior to the beginning of each Performance Period, or as soon thereafter as practicable, the Committee shall establish, based in part upon the recommendations of the Corporation’s Chief Executive Officer (the “CEO”), objectives for the performance of the Corporation for such Performance Period deemed necessary for the Corporation to achieve its strategic plans (“Performance Objectives”), the achievement of which or failure to achieve will result in the payment or nonpayment of Incentive Awards, as described in Section VIII (Determination of Incentive Awards.) The Performance Objectives for the applicable Performance Period shall be documented.

V.	PERCENTAGE WEIGHTING

Coincident with the establishment of the Performance Objectives for a particular Performance Period, the Committee shall, based in part upon the recommendations of the CEO, determine the relevant weights (the “Percentage Weightings”) to be assigned to each of the Performance Objectives established for such Period, based on the relative impact of each Performance Objective on the Corporation’s performance. The Percentage Weightings for the applicable Performance Period shall be documented.

VI.	PERFORMANCE STANDARDS

Prior to the beginning of each Performance Period, or as soon thereafter as practicable, the Committee shall, based in part upon the recommendations of the CEO, establish the Performance Standards for each Performance Objective. The Performance Standards for such Performance Period shall be documented. Performance Standards shall be set for the following three levels of achievement - “Threshold,” “Target” and “Maximum.”

A.	Threshold: The minimum level of performance required for an Incentive Award to be paid. No Incentive Award shall be paid for performance below this level. Achievement of the Threshold level shall result in a payment equal to 50% of the amount of the Target Incentive Award for the Performance Objective, as adjusted by the applicable Percentage Weighting.

B.	Target: The expected level of performance required, for which an Incentive Award in an amount equal to 100% of the Target Incentive Award shall be paid for the Performance Objective, as adjusted by the applicable Percentage Weighting.

C.	Maximum: The maximum level of performance, for which an Incentive Award in an amount equal to 150% of the amount of the Target Incentive Award shall be paid for the Performance Objective, as adjusted by the applicable Percentage Weighting. Achievement of a result greater than the Maximum level shall not increase the amount of the Incentive Award.

VII.	CONTROLLING THRESHOLD(S)

The Committee may, based in part upon the recommendations of the CEO, establish minimum organization performance level(s) for each Performance Period (“Controlling Threshold(s)”) that must be satisfied by the Corporation for Incentive Awards to be paid; provided, however, that a Controlling Threshold need not be established for any particular Performance Period. The Controlling Threshold(s) for the applicable Performance Period shall be documented.

VIII.	DETERMINATION OF INCENTIVE AWARDS

As soon as practicable following the completion of a Performance Period, the Committee shall determine the degree of satisfaction of the Performance Objectives and the amounts of the Incentive Awards payable in accordance with the Plan, if any. The amount of the Incentive Award earned by each Participant shall depend upon the degree of achievement of the

Performance Standards for each Performance Objective and the Percentage Weighting assigned thereto. If an achievement level falls between the Threshold and Target levels or between the Target and Maximum levels, the Incentive Award shall be linearly extrapolated between the two levels. Award calculations will be applied to Base Salary earned during the applicable Performance Period. Subject to the payment limitations as described in Section X (Payment of Incentive Awards) and notwithstanding anything else to the contrary contained in the Plan, the Committee shall have absolute discretion with respect to the payment of Incentive Awards, including but not limited to the amount to be paid and whether or not payment will be made, on the basis of business conditions.

IX.	PLAN ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall, in its sole discretion, interpret the Plan, prescribe, amend and rescind any rules and regulations necessary or appropriate for administration of the Plan and make such other determinations and take such other actions as it deems necessary or advisable for such purposes. Any interpretation, determination or other action made or taken by the Committee shall be final, binding, and conclusive. The Committee may rely upon the advice, counsel, and assistance of the CEO in performing its duties under the Plan.

X.	PAYMENT OF INCENTIVE AWARDS

Payment of each Participant’s Incentive Award shall be made as soon as practicable following the end of the applicable Performance Period, but not prior to January 1 or later than March 15 of the calendar year following the Performance Period (the “Incentive Award Payment Date”); provided, however, that notwithstanding anything to the contrary contained in the Plan, no Incentive Award shall be paid to any individual who is not employed by the Corporation on the applicable Incentive Award Payment Date, unless due to the individual’s death, disability (entitlement to benefits under the Corporation’s Long-Term Disability Plan, “Disability”) or retirement at or after attaining age 55. Incentive Award payments made due to the Participant’s death, Disability or retirement at or after attaining age 55 shall be made on the applicable Incentive Award Payment Date. All Incentive Awards shall be paid in a lump sum in cash, less any amounts required for federal, state and local income and payroll tax withholdings.

XI.	DISCIPLINARY ACTION

Notwithstanding anything to the contrary contained in the Plan, a Participant whose performance rating for a Performance Period is “Does Not Meet Expectations” (pursuant to the Corporation’s Salary Administration Policy) shall not receive an Incentive Award for such Performance Period.

XII.	TERMINATION OF EMPLOYMENT

If a Participant ceases to be employed by the Corporation (a) by reason of his death, Disability or retirement at or after attaining age 55, the Participant’s Incentive Award for the Performance Period in which his employment terminates shall be calculated using the Participant’s Base Salary earned prior to his termination of employment, or (b) other than by reason of his death, Disability or retirement at or after attaining age 55, the Participant’s Incentive Award for the Performance Period in which his employment terminates shall be forfeited.

XIII.	FUNDING

No funds shall be set aside or reserved for payment of Incentive Awards under the Plan, and all obligations of the Corporation under the Plan shall be unfunded and shall be paid from the general assets of the Corporation.

XIV.	NOT EXCLUSIVE METHOD OF INCENTIVE

The Plan shall not be deemed to be an exclusive method of providing incentive compensation for employees of the Corporation nor shall it preclude the Board from authorizing or approving other forms of incentive compensation therefor.

XV.	NO RIGHT TO CONTINUED PARTICIPATION

Participation in the Plan by an employee in any Performance Period shall not be held or construed to confer upon such employee the right to participate in the Plan in any subsequent Performance Period.

XVI.	NO RIGHT TO CONTINUED EMPLOYMENT

None of the establishment of the Plan, participation in the Plan by a Participant, the payment of any Incentive Award hereunder or any other action pursuant to the Plan shall be held or construed to confer upon any employee the right to continue in the employ of the Corporation or affect any right which the Corporation may have to terminate at will the employment thereof.

XVII.	NONTRANSFERABILITY OF AWARDS

Except by operation of the laws of descent and distribution, no amount payable at any time under the Plan shall be subject to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind nor in any manner be subject to the debts or liabilities of any person, and any attempt to so alienate or subject any such amount shall be void.

XVIII.	AMENDMENT AND TERMINATION

The Board may amend or terminate the Plan at any time; provided, however, that no amendment or termination of the Plan shall adversely affect the entitlement of a Participant to payment of any Incentive Award which has been determined by the Committee prior to such amendment or termination, although the Board may amend or terminate the rights of any Participant under the Plan at any time prior to the determination of the amount of the Incentive Award to be paid thereto for a Performance Period.

XIX.	EFFECTIVE DATE

The Plan shall be effective January 26, 2015, and shall continue in effect until terminated by the Board.

Exhibit A

Participating Subsidiaries

Unitil Energy Systems, Inc.

Fitchburg Gas and Electric Light Company

Unitil Service Corp.

Usource LLC

Northern Utilities, Inc.

Granite State Gas Transmission, Inc.